UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 29, 2013

EARTHLINK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	001-15605 (Commission File Number)	58-2511877 (I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Closing of Offering of 7.375% Senior Secured Notes due 2020

On May 29, 2013, EarthLink, Inc. (the “Company”) issued $300 million aggregate principal amount of its 7.375% Senior Secured Notes due 2020 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to purchasers outside the United States in reliance on Regulation S under the Securities Act. The Notes were initially sold pursuant to a purchase agreement, dated May 14, 2013, among the Company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”) and Credit Suisse Securities (USA) LLC as representative for the initial purchasers (the “Initial Purchasers”) (the “Purchase Agreement”). The Notes were issued at 100% of their principal amount, resulting in proceeds to the Company of approximately $300 million (before deducting fees and other expenses).  The net proceeds from the Notes offering, together with cash on hand, will be used to purchase or redeem the 10.5% Senior Secured Notes due 2016 (the “ITC^DeltaCom Notes”) issued by ITC^DeltaCom, Inc. (“ITC^DeltaCom”) (a wholly-owned subsidiary of the Company).

Indenture for 7.375% Senior Secured Notes due 2020

The Notes were issued under an Indenture, dated as of May 29, 2013 (the “Indenture”), among the Company, the Guarantors and Regions Bank, as trustee (the “Trustee”). The Notes and the related guarantees are the Company’s and the Guarantors’ senior secured obligations and rank equally with all of the Company’s and the Guarantors’ other senior secured indebtedness. The Notes and the guarantees are secured by a first-priority lien on substantially all of EarthLink’s assets and the assets of the Guarantors (subject to certain exceptions and permitted liens).  The Notes accrue interest at a rate of 7.375% per year, payable on June 1 and December 1 of each year, commencing on December 1, 2013. The Notes will mature on June 1, 2020.

The Company may redeem the Notes, in whole or in part, (i) from June 1, 2016 until May 31, 2017 at a price equal to 105.531% of the principal amount of the Notes redeemed; (ii) from June 1, 2017 until May 31, 2018 at a price equal to 103.688% of the principal amount of the Notes redeemed; (iii) from June 1, 2018 until May 31, 2019 at a price equal to 101.844% of the principal amount of the Notes redeemed; and (iv) from June 1, 2019 and thereafter at a price equal to 100% of the principal amount of the Notes redeemed, in each case plus accrued and unpaid interest. Prior to June 1, 2016, the Company may also redeem the Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus a make-whole premium and accrued and unpaid interest. In addition, prior to June 1, 2016, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a price equal to 107.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest.

The Indenture includes covenants which, subject to certain exceptions, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, create liens, transfer and sell assets, enter into certain transactions with affiliates, issue or sell stock of subsidiaries, engage in sale-leaseback transactions and create restrictions on dividends or other payments by restricted subsidiaries. Upon a change of control (as defined in the Indenture), the Company may be required to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. The Indenture also contains customary events of default.

Registration Rights Agreement for 7.375% Senior Secured Notes due 2020

In connection with the issuance of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement, dated as of May 29, 2013 (the “Registration Rights Agreement”), with the Initial Purchasers. The Registration Rights Agreement requires the Company to register under the Securities Act new 7.375% Senior Secured Notes due 2020 (the “Exchange Notes”) having substantially identical terms to the Notes and to complete an exchange of the privately placed Notes for the publicly registered Exchange Notes or, if the exchange cannot be effected, to file and keep effective a shelf registration statement for resale of the Notes. Failure of the Company to comply with the registration and exchange requirements set forth in the Registration Rights Agreement within the time periods specified therein would require the Company to pay additional interest on the Notes until any such failure to comply is cured.

Amended and Restated Credit Agreement

On May 29, 2013, the Company entered into an amended and restated credit agreement (the “Credit Agreement”) with Regions Bank, as administrative and collateral agent, and the other lenders party thereto, providing for a new senior secured revolving credit facility with aggregate revolving commitments of $135 million.

This new senior secured revolving credit facility replaces the Company’s existing $150 million senior secured credit facility and consists of the following:

•                  a four year revolving credit facility under which the Company may obtain from time to time revolving loans of up to an aggregate principal amount of $135 million outstanding at any time (which may be increased by up to $40 million with certain additional commitments from the current lenders or other financial institutions acceptable to the agent and the satisfaction of certain other customary conditions to such increase contained in the Credit Agreement);

•                  a $30 million sublimit for the issuance of standby letters of credit; and

•                  a $10 million sublimit for swingline loans.

As of the date of this filing, no loans are outstanding under the new credit facility.

The Company is the borrower under the senior secured revolving credit facility. All obligations of the borrower under the facility are guaranteed by each of the Company’s existing direct and indirect domestic subsidiaries and will be guaranteed by certain of the Company’s future direct and indirect domestic subsidiaries.

The obligations of the Company and the subsidiary guarantors under the credit facility, as well as  obligations under certain treasury management, interest protection or other hedging arrangements entered into with a lender (or affiliate thereof), are secured by (subject to certain liens permitted by the Credit Agreement) liens, which rank equally with the Company’s other senior secured indebtedness, on and security interests in, (i) substantially all of the Company’s and the subsidiary guarantors’ present and future personal property assets (subject to certain exclusions set forth in the Credit Agreement), (ii) certain of the Company’s and the subsidiary guarantors’ present and future real estate owned in fee simple that is required by the Credit Agreement to be mortgaged, (iii) all present and future shares of the capital stock of the Company’s and the subsidiary guarantors’ present and future subsidiaries (excluding any stock in excess of 66% of the voting stock of non-U.S. subsidiaries), and (iv) all proceeds and products of the foregoing property and assets.

The Company may use the proceeds of loans under the senior secured revolving credit facility for working capital, permitted acquisitions, capital expenditures and general corporate purposes, including the refinancing of existing indebtedness, in each case not in contradiction of applicable laws.  Letters of credit issued under the credit facility may be used to support operating needs of the Company and its subsidiaries.

The final maturity date of the senior secured revolving credit facility is four years after the closing date.  The Company may prepay the senior secured revolving credit facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company may irrevocably reduce or terminate the unutilized portion of the senior secured revolving credit facility at any time without penalty.

The Credit Agreement contains representations and warranties, covenants, and events of default with respect to the Company and its subsidiaries that are customarily applicable to senior secured credit facilities.  The negative covenants contained in the Credit Agreement include restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, make capital expenditures, incur liens on assets, engage in certain mergers, acquisitions or divestitures, pay dividends or make other distributions, voluntarily prepay certain other indebtedness (including certain prepayments of the Company’s existing notes), enter into transactions with affiliates, make investments, and change the nature of their businesses, and amend the terms of certain other indebtedness (including the Company’s existing notes), in each case subject to certain exceptions set forth in the Credit Agreement.

Additionally, the Credit Agreement requires the Company to maintain a consolidated net leverage ratio of not greater than 3.5 to 1.0 (with restrictions on cash netting) and a consolidated interest coverage ratio of not less than 3.0 to 1.0.

Third Supplemental Indenture for the 8.875% Senior Notes due 2019

On May 29, 2013, the Company entered into a third supplemental indenture among the Company, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “2019 Notes Supplemental Indenture”) governing the Company’s 8.875% Senior Notes due 2019 (the “2019 Notes”).   The 2019 Notes Supplemental Indenture adds ITC^DeltaCom and its subsidiaries as subsidiary guarantors under the indenture governing the 2019 Notes.

The foregoing descriptions of the Notes, Indenture, Registration Rights Agreement, 2019 Notes Supplemental Indenture and the Amended and Restated Credit Agreement do not purport to be complete; and the references to the Indenture, Registration Rights Agreement and Amended and Restated Credit Facility are qualified in their entirety by reference to the copies of those documents filed herewith as Exhibits 4.1, 4.2, 4.3 and 10.1, respectively, which are incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth under Item 1.01 are incorporated herein by reference into this Item 2.03.

Item 8.01      Other Events

Tender Offer Early Settlement Results

On May 29, 2013, the Company issued a press release announcing the current results of the previously announced tender offer and consent solicitation relating the ITC^DeltaCom Notes (the “Tender Offer”). As of 5:00 p.m., New York City time, on May 28, 2013 (the “Consent Expiration”) an aggregate of $129,672,000 principal amount (or 44.36%) of the ITC^DeltaCom Notes had been validly tendered. On May 29, 2013, the Company caused ITC^DeltaCom to accept for purchase all of the ITC^DeltaCom Notes validly tendered prior to the Consent Expiration. The total consideration for the ITC^DeltaCom Notes tendered prior to the Consent Expiration is equal to $1,058.75 per $1,000 principal amount validly tendered. The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on June 12, 2013, unless extended or earlier terminated. In accepting for purchase all of the ITC^DeltaCom Notes validly tendered and not validly withdrawn prior to the Consent Expiration, ITC^DeltaCom has waived the Supplemental Indenture Condition (as defined and described in the Offer to Purchase).  A copy of the related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Notice of Redemption for ITC^DeltaCom Notes

The Company announced today that it has caused ITC^DeltaCom, Inc., its wholly owned subsidiary (“ITC^DeltaCom”) to exercise its right under the Indenture dated April 9, 2010 between the Company, the guarantor parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “ITC^DeltaCom Indenture”) to call for the redemption of the ITC^DeltaCom Notes.  The Company intends to redeem (the “Redemption”) all of the ITC^DeltaCom Notes that remain outstanding following the Tender Offer on June 28, 2013 (the “Redemption Date”).  The redemption price for the Redemption Notes will be equal to 105.250% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date.   A copy of the related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Discharge of ITC^DeltaCom Indenture

On May 29, 2013, ITC^DeltaCom, following the delivery of the notice of Redemption, deposited in trust with The Bank of New York Mellon Trust Company, N.A., as trustee, sufficient funds to satisfy the payment of the principal of, premium, if any, and accrued interest on the ITC^DeltaCom Notes to the Redemption Date pursuant to the terms of an irrevocable trust agreement.  Upon the consummation of such deposit and the delivery of such other documents as are required by Section 8.01 of the ITC^DeltaCom Indenture, all of ITC^DeltaCom’s remaining obligations under the ITC^DeltaCom Indenture have been terminated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture for 7.375% Senior Secured Notes due 2020
4.2	Registration Rights Agreement for 7.375% Senior Secured Notes due 2020
4.3	Third Supplemental Indenture for 8.875% Senior Notes due 2019
10.1	Amended and Restated Credit Agreement dated as of May 29, 2013
99.1	Press Release dated May 29, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.
(Registrant)

	By:	/s/ Bradley A. Ferguson
	Name:	Bradley A. Ferguson
	Title:	Chief Financial Officer

Date: May 29, 2013

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture for 7.375% Senior Secured Notes due 2020
4.2	Registration Rights Agreement for 7.375% Senior Secured Notes due 2020
4.3	Third Supplemental Indenture for 8.875% Senior Notes due 2019
10.1	Amended and Restated Credit Agreement dated as of May 29, 2013
99.1	Press Release dated May 29, 2013